Exhibit 99

Contact:	Claudia San Pedro Vice President of Investor Relations and Brand Strategies (405) 225-4846

SONIC REPORTS THIRD QUARTER 2010 RESULTS

OKLAHOMA CITY (June 21, 2010) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the third fiscal quarter ended May 31, 2010. Key aspects of the company’s third quarter report included:

•

Net income per diluted share totaled $0.18 versus net income per diluted share of $0.27 in the year-earlier quarter, with the latter including an $0.11 gain from the sale of partner drive-ins (those in which the company owns a majority interest), which was partially offset by impairment charges totaling $0.08 per diluted share; excluding these items, third quarter earnings declined 25%,;

•	System-wide same-store sales declined 6.0% for the third quarter; same-store sales at partner drive-ins declined 6.3% in the quarter;

•	Franchise drive-in openings totaled 18 for the quarter versus 32 in the same period last year; and

•	Sonic completed the purchase of $58 million of its class A-2 senior fixed-rate notes using excess cash.

“Sales continued to be challenged in the third quarter,” said Clifford Hudson, Chairman and Chief Executive Officer. “In this fourth quarter and beyond, we are committed to managing our business with initiatives that are aligned with our core brand strengths and are relevant to the consumer. We believe these steps, which include a new value promotion strategy, new messaging, a targeted media allocation strategy and, most recently, a product quality initiative, will result in improvements in performance.

“From a capital management perspective, we were very pleased to have purchased $58 million in debt in the third quarter,” Hudson continued. “These purchases, combined with $50 million in principal payments in fiscal 2010, strengthen our balance sheet and reduce interest expense.”

Income Statement Overview

For the third quarter ended May 31, 2010, revenues declined 19% to $145.9 million from $181.1 million in the year-earlier period, reflecting a change in the company’s revenue mix from refranchising 205 partner drive-ins during fiscal 2009, declining same-store sales at partner drive-ins, and reduced royalty revenue due to the sales declines at franchised restaurants. Net income for the quarter was $11.0 million or $0.18 per diluted share versus $16.8 million or $0.27 per diluted share in the same quarter last year. Special items include:

•	A $0.03 tax benefit from the stock option exchange program completed in the third quarter of fiscal 2010; and

•	Gains of $0.11 per diluted share on the sale of partner drive-ins in the year-earlier quarter, partially offset by impairment charges totaling $0.08 per diluted share.

Excluding special items, net income for the third quarter in fiscal 2010 was $9.2 million or $0.15 per diluted share compared with $14.7 million or $0.24 per diluted share for the prior-year period.

For the first nine months of the fiscal year, revenues declined 26% to $395.8 million from $534.0 million in the prior year. Net income on a year-to-date basis was $16.6 million or $0.27 per diluted share. Net income in the same period last year was $32.6 million or $0.53 per diluted share. Special items include:

•	A $0.03 tax benefit from the stock option exchange program completed in the third quarter of fiscal 2010; and

•

Gains of $0.11 per diluted share on the sale of partner drive-ins, a gain on debt extinguishment of $0.06 per diluted share, and partially offsetting impairment charges totaling $0.08 per diluted share in the year-earlier period.

Excluding special items, net income for the first nine months of fiscal 2010 was $14.8 million or $0.24 per diluted share compared with $26.7 million or $0.44 per diluted share for the prior-year period.

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SONC Reports Third Quarter 2010 Results

June 21, 2010

Same-Store Sales

For the third fiscal quarter ended May 31, 2010, system-wide same-store sales declined 6.0% versus a decrease of 5.4% for the same quarter last year and reflected 6.0% lower same-store sales at franchise drive-ins and a 6.3% decline at partner drive-ins. For the first nine months of fiscal 2010, system-wide same-store sales declined 8.3% versus a decrease of 4.3% in the prior-year period. The decline in system-wide same-store sales for the first nine months of fiscal 2010 reflected 8.1% lower same-store sales at franchise drive-ins and a 9.9% decline at partner drive-ins.

Development

System-wide drive-in openings totaled 19 in the third quarter, including 18 franchise drive-ins, versus 34 new system-wide drive-in openings during the third quarter of fiscal 2009, including 32 by franchisees. For the first nine months of fiscal 2010, system-wide drive-in openings totaled 61, including 57 franchise drive-ins, versus 100 in the year-earlier period, including 90 franchise drive-ins. Sonic currently expects that new franchise drive-in openings will total 80 to 85 for the full fiscal year.

Concluding Comments

“We believe the best path toward improved sales performance is to focus on implementation of our key strategic initiatives, which will further position us as a differentiated and quality quick-service restaurant,” Hudson said. “The state of the economic recovery and ongoing consumer pressures will continue to be a challenge for us in the near term. At the same time, we believe that providing consumers a unique and fun experience, combined with a strong focus on customer service, high quality and distinctive products, will prove to be a winning formula for continued growth.”

Fiscal 2010 Revised Outlook

Based on Sonic’s third quarter results and the anticipation of a continued challenging economic and credit market environment, management anticipates earnings for 2010 will total between $0.50 to $0.55 per diluted share compared with earnings of $0.72 per diluted share for fiscal 2009, excluding gains and provisions for impairment. This outlook is based primarily on the following:

•	A system-wide same-store sales decline of 4% to 8% for the fourth quarter;

•	New franchise drive-in openings of 80 to 85 for the year;

•

Unfavorable restaurant-level margins for the fourth quarter of approximately 150 to 250 basis points as a result of de-leveraging and higher-than-expected beef costs; this estimate is based upon non-controlling interests being included in restaurant-level margins on a pro forma basis;

•	Depreciation and amortization of $42 to $43 million for the year;

•	A $6.5 to $7 million decline in interest expense reflecting lower debt levels for the year;

•	An income tax rate between 37.5% to 38.5% for the fourth quarter; and

•	Capital expenditures for the year ranging from $25 to $30 million.

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SONC Reports Third Quarter 2010 Results

June 21, 2010

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic’s third quarter conference call will begin today at approximately 4:00 p.m. Central Time and can be accessed at the company’s web site. An on-demand replay, using the same link, will be available at approximately 7:00 p.m. Central Time today and will continue until July 21, 2010.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and changes in same-store sales. System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

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SONC Reports Third Quarter 2010 Results

June 21, 2010

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Statement of Operations
Revenues:
Partner Drive-In sales	$108,752	$144,279	$298,963	$439,034
Franchise Drive-Ins:
Franchise royalties	32,807	33,399	86,621	88,830
Franchise fees	854	1,350	1,936	3,372
Other	3,509	2,029	8,306	2,813

	145,922	181,057	395,826	534,049

Costs and expenses:
Partner Drive-Ins:
Food and packaging	30,031	39,457	82,393	121,113
Payroll and other employee benefits	37,991	45,204	102,467	142,530
Other operating expenses	25,256	30,365	72,214	96,913

	93,278	115,026	257,074	360,556

Selling, general and administrative	17,096	16,420	50,552	48,882
Depreciation and amortization	10,645	11,454	31,958	37,002
Provision for impairment of long-lived assets	188	7,489	188	7,903

	121,207	150,389	339,772	454,343

Other operating income
Gains (losses) on sale of Partner Drive-Ins	(61)	10,846	(677)	10,917

	(61)	10,846	(677)	10,917

Income from operations	24,654	41,514	55,377	90,623

Interest expense	9,036	10,311	28,426	33,439
(Gain) loss from early extinguishment of debt	314	—	314	(6,382)
Interest income	(251)	(400)	(744)	(1,084)

Net interest expense	9,099	9,911	27,996	25,973

Income before income taxes	15,555	31,603	27,381	64,650
Provision for income taxes	3,450	10,049	6,538	20,426

Net income - including noncontrolling interest	12,105	21,554	20,843	44,224
Net income - noncontrolling interest	1,139	4,781	4,289	11,670

Net income - attributable to Sonic Corp.	$10,966	$16,773	$16,554	$32,554

Net income per share attributable to Sonic Corp:
Basic	$0.18	$0.28	$0.27	$0.54

Diluted	$0.18	$0.27	$0.27	$0.53

Weighted average shares used in calculation:
Basic	61,434	60,886	61,215	60,664

Diluted	61,697	61,215	61,532	61,191

In accordance with Accounting Standards Codification (ASC) Topic 81, “Consolidation,” net income (after tax) attributable to noncontrolling interest, previously referred to as Minority Interest in Earnings of Partner Drive-Ins and reported on a pre-tax basis under Costs and Expenses-Partner Drive-Ins, is now reported separately from the net income of the controlling interest also on a pre-tax basis. The change in presentation has no effect on the company’s reported net income.

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SONC Reports Third Quarter 2010 Results

June 21, 2010

SONIC CORP.

Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Drive-Ins in Operation:
Partner:
Total at beginning of period	457	669	475	684
Opened	1	2	4	10
Acquired from (sold to) franchisees	—	(177)	(16)	(194)
Closed	—	(2)	(5)	(8)

Total at end of period	458	492	458	492

Franchise:
Total at beginning of period	3,103	2,842	3,069	2,791
Opened	18	32	57	90
Acquired from (sold to) company	—	177	16	194
Closed (net of reopening)	(9)	(17)	(30)	(41)

Total at end of period	3,112	3,034	3,112	3,034

System-wide:
Total at beginning of period	3,560	3,511	3,544	3,475
Opened	19	34	61	100
Closed (net of reopening)	(9)	(19)	(35)	(49)

Total at end of period	3,570	3,526	3,570	3,526

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.

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SONC Reports Third Quarter 2010 Results

June 21, 2010

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009

Sales Analysis
Partner Drive-Ins:
Total sales	$108,752	$144,279	$298,963	$439,034
Average drive-in sales	238	249	642	689
Change in same-store sales	-6.3%	-7.7%	-9.9%	-6.8%

Franchise Drive-Ins:
Total sales	$854,109	$861,645	$2,288,545	$2,312,731
Average drive-in sales	279	295	749	811
Change in same-store sales	-6.0%	-4.9%	-8.1%	-3.7%

System-wide:
Change in total sales	-4.3%	-0.9%	-6.0%	0.6%
Average drive-in sales	$272	$287	$733	$789
Change in same-store sales	-6.0%	-5.4%	-8.3%	-4.3%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

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SONC Reports Third Quarter 2010 Results

June 21, 2010

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009

Margin Analysis (percentage of Partner Drive-In sales)
Partner Drive-Ins:
Food and packaging	27.6%	27.3%	27.6%	27.6%
Payroll and employee benefits	34.9%	31.3%	34.3%	32.5%
Other operating expenses	23.2%	21.0%	24.2%	22.1%

Cost of sales, as reported	85.7%	79.6%	86.1%	82.2%

Noncontrolling interest	1.0%	3.3%	1.4%	2.7%

Pro forma cost of sales, including noncontrolling interest	86.7%	82.9%	87.5%	84.9%

	May 31, 2010	Aug. 31, 2009

Balance Sheet Data
Current assets	$124,787	$202,132
Property, equipment and capital leases, net	510,864	523,938
Total assets	749,818	849,041
Current liabilities, including capital lease obligations and long-term debt due within one year	111,149	117,319
Obligations under capital leases due after one year	33,651	36,516
Long-term debt due after one year	549,985	646,851
Total liabilities	733,766	851,393
Stockholders’ equity (deficit)	16,052	(2,352)

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